Exhibit 99.1

News Release

22 West Washington Street	Telephone: +1 312 696-6000
Chicago	Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Second-Quarter 2022 Financial Results

CHICAGO, July 27, 2022 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, posted strong second-quarter revenue growth, highlighting continued momentum across the business.

"Our organic growth remains strong despite market headwinds,” said Kunal Kapoor, Morningstar’s chief executive officer. “That success is the fruit of ongoing strategic investments that we are making in key business areas, including in compensation and benefits for our teams globally. While these investments have contributed to higher operating expenses in the near term, they position Morningstar for continued growth and the increased scale that we expect will drive long-term profitability. We were also excited to close two important transactions in the quarter, welcoming both LCD and Praemium’s UK and International business into the Morningstar family.”

Second-Quarter 2022 Financial Highlights

•	Revenue increased 13.2% to $470.4 million; organic revenue grew 15.8%. The difference was largely driven by foreign currency adjustments due to the strong dollar.

•	Operating income increased 14.2% to $53.9 million; adjusted operating income declined 23.9%, excluding intangible amortization expense and all other M&A-related expenses and earn-outs. Second-quarter results included an increase in stock-based compensation expense due in part to a scheduled step-up in the number of share units granted this year and expected overachievement of targets under the PitchBook management bonus plan, with PitchBook-related increases contributing 6.0 percentage points to the adjusted operating income decline.

•	Diluted net income per share decreased 7.9% to $0.70 versus $0.76 in the prior-year period. Adjusted diluted net income per share decreased 33.5% to $1.17, excluding certain non-operating losses, intangible amortization expense, and all other M&A-related expenses and earn-outs.

•	Cash provided by operating activities was $68.7 million in the quarter, a decrease of 46.0%. Free cash flow was $37.0 million compared to $108.5 million in the prior year. Excluding M&A-related earn-out payments, operating cash and free cash flow would have declined by 24.4% and 38.4% respectively.

•	Share repurchases totaled 371,756 shares for a total of $91.9 million during the quarter.

Year-to-Date Financial Highlights

•	Revenue increased 14.7% to $927.4 million; organic revenue growth was 16.9%. The difference was largely driven by foreign currency adjustments due to the strong dollar.

•	Operating income decreased 3.6% to $110.3 million; adjusted operating income decreased by 17.4%, excluding intangible amortization expense and all other M&A-related expenses and earn-outs.

•	Diluted net income per share decreased 12.8% to $1.77 versus $2.03 in the prior-year period. Adjusted diluted net income per share decreased by 26.7%, excluding certain non-operating gains, intangible amortization expense, and all other M&A-related expenses and earn-outs.

•	Cash provided by operating activities decreased by 51.8% to $92.2 million. Free cash flow decreased by 78.3% to $32.5 million. Excluding M&A-related earn-out payments, operating cash and free cash flow would have declined by 36.4% and 56.5%, respectively.

Overview of Financial Results

Second-Quarter 2022 Results

Revenue for the period increased 13.2% to $470.4 million. Organic revenue, which excludes all M&A-related revenue, accounting changes, and foreign currency effects, increased 15.8% compared with the prior-year period, led by strong growth in our licensed-based areas.

License-based revenue grew 18.1% year over year, or 20.3% on an organic basis. PitchBook, Morningstar Sustainalytics, Morningstar Data, and Morningstar Direct all provided meaningful contributions in the quarter, collectively growing 27.7% on an organic basis. Asset-based revenue increased 4.3% year over year, or 7.5% organically. Morningstar Indexes was the largest contributor to organic revenue growth in this part of the business. Transaction-based revenue increased 2.6% year over year, or 6.0% on an organic basis, reflecting muted growth in DBRS Morningstar due to softer issuance across most geographies and asset classes.

Operating expense increased 13.1% to $416.5 million in the second quarter of 2022. Excluding the prior year impact of the Morningstar Sustainalytics earn-out payment on compensation expense, operating expenses increased 21.9%. The largest contributors to operating expense growth were compensation costs, professional fees, stock-based compensation, advertising and marketing, sales commissions, and travel and related expenses.

•	Compensation costs increased $4.0 million in the quarter, or $30.6 million excluding the earn-out payment in the prior year. This reflects growth in headcount across key areas of the Company, in addition to a larger annual merit increase effective Jan. 1, 2022. The growth in headcount was highest for Morningstar Sustainalytics and PitchBook areas to support strategic growth initiatives.

•	Professional fees increased $10.6 million primarily due to higher legal fees, the use of third-party resources for software development and technology improvements, and M&A-related expenses. The increase in legal fees was primarily associated with the completed independent investigation regarding certain Morningstar Sustainalytics' research practices.

•	Stock-based compensation increased $10.4 million due to the PitchBook management bonus plan and the impact of higher bonus payout rates on grants made as part of the employee shared ownership program.

•	Advertising and marketing costs increased $6.6 million in the quarter, due in part to spending on the Morningstar Investment Conference — U.S., which was held in May this year after being held in September 2021, and increased funding for demand generation activity.

•	Sales commission costs increased $5.3 million in the quarter due to strong sales performance and higher amortization of capitalized commissions related to prior-period sales performance.

•	Travel and related expenses increased $5.0 million in the quarter as travel began to rebound compared to the low levels earlier in the pandemic.

Second-quarter operating income was $53.9 million, an increase of 14.2% compared with the prior-year period. Adjusted operating income, which excludes intangible amortization expense and all other M&A-related expenses and earn-outs, was $73.4 million in the second quarter of 2022, a decrease of 23.9% compared with the prior-year period. Second-quarter operating margin was 11.5%, compared with 11.4% in the prior-year period. Adjusted operating margin was 15.6% in the second quarter of 2022, versus 23.2% in the prior-year period.

Net income in the second quarter of 2022 was $30.1 million, or $0.70 per diluted share, compared with $32.9 million, or $0.76 per diluted share, in the second quarter of 2021, a decrease of 7.9% on a per share basis. The decrease in net income includes the impact of realized and unrealized foreign exchange losses, realized losses on the sale of investments, and unrealized losses on mark-to-market equity securities, which are included in non-operating losses in the quarter. Adjusted diluted net income per share decreased 33.5% to $1.17 in the second quarter of 2022, compared with $1.76 in the prior-year period, excluding certain non-operating losses, intangible amortization expense, and all other M&A-related expenses.

The effective tax rate was 19.7% versus 29.7% in the prior-year period. The decrease in tax rate was primarily attributable to non-deductible compensation expense recorded in the second quarter of 2021 for the Morningstar Sustainalytics earn-out.

Product Area Highlights

On a consolidated basis, PitchBook, Morningstar Sustainalytics, Morningstar Data, and Morningstar Direct were the top four contributors of organic revenue growth in the second quarter of 2022. (For performance of the largest product areas and key metrics, refer to the Supplemental Data table contained in this release and the Supplemental Presentation included on our Investor Relations website at shareholders.morningstar.com under "Financials — Financial Summary".)

Highlights of these and other products include:

License-based

•	PitchBook grew revenue by 46.7% on a reported and organic basis and licenses by 37.5% in the second quarter, as it continued to improve the user experience with product releases that included enhancements to search capabilities, additional data and features, better collaboration tools, and an updated newsfeed for the PitchBook mobile app. Overall, PitchBook's focus on execution within core data operations and go-to-market activities from marketing and sales delivered strong growth in sales and revenue.

•	Morningstar Data grew revenue by 6.6%, or 11.7% on an organic basis, in the second quarter with positive contributions across geographies. Strong renewal activity and existing customers adding new data and use cases helped drive revenue growth.

•	Morningstar Direct grew second-quarter revenue by 6.0%, or 10.2% organically, on strong demand in both the U.S. and Europe. Direct licenses increased by 6.4% in the quarter. Growth was supported by continued investment in functionality (including Analytics Lab and the new Sustainability Hub), new data sets, and access to research that enables users to extract more value from the platform.

•	Morningstar Sustainalytics revenue grew 36.3%, or 47.4% on an organic basis, with regulatory tailwinds driving strong sales of compliance products, particularly in Europe in solutions that help clients meet EU Action Plan requirements. Demand for licensed ESG data at the security and fund levels also remained strong throughout the quarter. Additionally, the Morningstar Sustainalytics Corporate Solutions area experienced continued demand for ESG ratings licenses as companies increasingly look to leverage third-party validation of their ESG management practices with investors, financial intermediaries, customers and employees.

•	Advisor Workstation grew revenue 3.1%, or 3.4% on an organic basis, benefiting from regulatory trends and investor demand for personalized financial advice that aligns with the client's best interest. Ongoing development of the Morningstar Risk Ecosystem, investment planning tools, and the “know your customer” due diligence solution helped capture market demand.

Asset-based

•	Investment Management revenue decreased 3.2%, but grew 4.4% on an organic basis, in the second quarter. Assets under management and advisement increased 2.0% versus the prior year, due to approximately $4.0 billion of AUM acquired with the close of the Praemium acquisition. Excluding this acquisition, assets would have declined 6.1% against the backdrop of broad market losses. Despite this decline, organic revenue increased due to the timing of client contract billings, which were based on assets as of March 31, 2022.

•	Workplace Solutions grew revenue by 2.7% on a reported and organic basis in the second quarter. Despite a challenging economic environment, Workplace Solutions continued to benefit from increased interest in personalized retirement strategies. Assets under management and advisement were relatively stable, increasing 0.2% versus the prior year to $202.5 billion. Strong flows and an increase in the number of participants using managed account offerings helped to offset market-driven declines in portfolio balances.

•	Morningstar Indexes increased revenue by 37.1%, or 31.1% on an organic basis, in the second quarter as strong flows into higher margin products and growth in licensed data revenue offset the impact of market declines. Investment flows were particularly strong across high dividend ETFs in the quarter.

Transaction-based

•	DBRS Morningstar revenue was relatively stable in the second quarter and grew 3.1% on an organic basis due to softer issuance across most geographies and asset classes. In the U.S., strong growth in commercial mortgage-backed securities issuance was partially offset by declines in asset-backed securities and residential-backed securities issuance. In Canada, corporate and financial institution ratings volume was down after two years of record activity, and the issuance of asset-backed securities also slowed. In Europe, structured finance issuance slowed sharply due to the geopolitical environment and increased interest-rate volatility and liquidity premiums. This decline was partially mitigated by continued solid growth in European corporate ratings.

Strategic Transactions

On June 1, 2022, Morningstar completed its acquisition of Leveraged Commentary & Data (LCD) from S&P Global. The purchase price was up to $650.0 million, with $600.0 million paid at closing and a contingent payment of up to $50.0 million, based on the achievement of certain conditions related to the transition of LCD customer relationships. The transaction was funded through a combination of cash on hand and Morningstar’s new five-year multi-currency credit facility. The acquisition has been accounted for using the purchase method of accounting.

On June 30, 2022, Morningstar closed its acquisition of Praemium’s UK and international business with £36.8 million ($44.9 million) cash paid, reflecting the purchase price of £35 million plus adjustments for estimated working capital balances at closing. The acquisition has been accounted for using the purchase method of accounting and is subject to post-closing adjustments.

In the second quarter of 2022, Morningstar made the third and final cash payment of $56.2 million related to the Sustainalytics acquisition. The Sustainalytics acquisition, which closed on July 2, 2020, was structured with purchase consideration consisting of three cash payments: an initial cash payment at closing and two additional cash earn-out payments due on June 30, 2021 and 2022, determined based on a multiple of Morningstar Sustainalytics’ revenues for the years ended Dec. 31, 2020 and 2021, respectively. The second quarter 2022 payment is presented as a split between cash provided by operating activities of $40.0 million and cash used for financing activities of $16.2 million in the statement of cash flows. (For additional details, please reference the Supplemental Presentation on our Investor Relations website at shareholders.morningstar.com under "Financials — Financials Summary".)

Balance Sheet and Capital Allocation

As of June 30, 2022, the Company had cash, cash equivalents, and investments totaling $416.8 million and $1,176.4 million of debt, compared with cash, cash equivalents, and investments of $546.1 million and $359.4 million of debt as of Dec. 31, 2021.

Cash provided by operating activities was $68.7 million for the second quarter of 2022, compared with $127.2 million in the prior-year period. The decline in operating cash flow was primarily due to the impact of M&A-related earn-out payments, timing of working capital, and lower cash earnings compared to the prior year quarter. Capital expenditures increased in the quarter due to investments in office build-outs and refreshes, in addition to increased capitalized software development activities.

In the second quarter of 2022, the Company repurchased $91.9 million of its shares, paid $15.4 million in dividends, and spent $665.4 million on acquisitions and other investments, net of cash acquired.

On May 6, 2022, the Company entered into a new five-year multi-currency credit agreement comprised of a delayed draw term facility of up to $650.0 million and a $450.0 million revolving credit facility. As of June 30, 2022, the Company had $600.0 million outstanding under its term facility and $230.0 million outstanding under its revolving credit facility. The term facility was used to finance the acquisition of LCD.

Comparability of Year-Over-Year Results

In addition to intangible amortization expense and other M&A-related expenses, certain other items, as detailed below, affected the comparability of second quarter of 2022 results versus the same period in 2021.

•	Diluted and adjusted net income per share in the current quarter included $0.13 of non-operating losses.

•	Second-quarter 2022 results include a $5.7 million year-over-year increase in stock-based compensation related to a scheduled increase in the number of share units granted this year and expected overachievement of targets under the PitchBook management bonus plan. PitchBook-related increases reduced diluted net income per share by $0.13.

•	Foreign currency translation decreased revenue by $12.3 million, or 3.0%, and operating expense by $13.5 million, or 3.7% in the second quarter of 2022. This resulted in an increase of $1.2 million in second-quarter operating income.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.

Investor Communication

Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $253 billion in assets under advisement and management as of June 30, 2022. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index businesses; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; the failure to recruit, develop, and retain qualified employees and compensation expense associated with these activities in a period of inflation and rising wage scales in the markets where we operate; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event, including an outage of our database, technology-based products and services or network facilities; failing to differentiate our products and services and continuously create innovative, proprietary, and insightful financial technology solutions; prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; our indebtedness could adversely affect our cash flows and financial flexibility; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

Investor Relations Contact:

Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com

©2022 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30,			Six months ended June 30,
(in millions, except per share amounts)	2022	2021	Change	2022	2021	change
Revenue	$470.4	$415.4	13.2%	$927.4	$808.2	14.7%
Operating expense:
Cost of revenue	197.6	168.4	17.3%	388.9	325.7	19.4%
Sales and marketing	91.8	66.5	38.0%	173.2	128.4	34.9%
General and administrative	87.1	95.7	(9.0)%	177.4	165.5	7.2%
Depreciation and amortization	40.0	37.6	6.4%	77.6	74.2	4.6%
Total operating expense	416.5	368.2	13.1%	817.1	693.8	17.8%
Operating income	53.9	47.2	14.2%	110.3	114.4	(3.6)%
Operating margin	11.5%	11.4%	0.1 pp	11.9%	14.2%	(2.3) pp

Non-operating income (loss), net:
Interest expense, net	(4.4)	(2.2)	100.0%	(6.8)	(5.0)	36.0%
Other income (loss), net	(10.2)	0.8	NMF	(1.2)	3.7	NMF
Non-operating income (loss), net	(14.6)	(1.4)	NMF	(8.0)	(1.3)	NMF

Income before income taxes and equity in net income (loss) of unconsolidated entities	39.3	45.8	(14.2)%	102.3	113.1	(9.5)%
Equity in net income (loss) of unconsolidated entities	(1.8)	1.0	NMF	(1.4)	2.7	NMF
Income tax expense	7.4	13.9	(46.8)%	24.7	28.0	(11.8)%
Consolidated net income	$30.1	$32.9	(8.5)%	$76.2	$87.8	(13.2)%

Net income per share:
Basic	$0.71	$0.77	(7.8)%	$1.78	$2.04	(12.7)%
Diluted	$0.70	$0.76	(7.9)%	$1.77	$2.03	(12.8)%
Weighted average shares outstanding:
Basic	42.6	43.0	(0.9)%	42.8	43.0	(0.5)%
Diluted	42.9	43.3	(0.9)%	43.1	43.3	(0.5)%

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30,		Six months ended June 30,
(in millions)	2022	2021	2022	2021
Operating activities
Consolidated net income	$30.1	$32.9	$76.2	$87.8
Adjustments to reconcile consolidated net income to net cash flows from operating activities	61.4	66.0	103.9	110.6
Changes in operating assets and liabilities, net	(22.8)	28.3	(87.9)	(7.0)
Cash provided by operating activities	68.7	127.2	92.2	191.4
Investing activities
Capital expenditures	(31.7)	(18.7)	(59.7)	(41.4)
Acquisitions, net of cash acquired	(639.8)	—	(646.6)	—
Purchases of investments in unconsolidated entities	(25.6)	(9.3)	(26.6)	(14.5)
Other, net	5.8	(7.8)	7.9	(13.3)
Cash used for investing activities	(691.3)	(35.8)	(725.0)	(69.2)
Financing activities
Common shares repurchased	(91.9)	—	(202.5)	—
Dividends paid	(15.4)	(13.5)	(30.9)	(27.0)
Repayments of debt	(190.9)	(30.0)	(220.9)	(75.0)
Proceeds from debt	865.0	—	1,040.0	—
Payment for acquisition-related earn-outs	(16.2)	(34.4)	(16.2)	(34.4)
Other, net	(13.5)	(11.4)	(20.6)	(18.9)
Cash provided by (used for) financing activities	537.1	(89.3)	548.9	(155.3)
Effect of exchange rate changes on cash and cash equivalents	(17.8)	1.9	(19.7)	(1.8)
Net decrease in cash and cash equivalents	(103.3)	4.0	(103.6)	(34.9)
Cash and cash equivalents-beginning of period	483.5	383.6	483.8	422.5
Cash and cash equivalents-end of period	$380.2	$387.6	$380.2	$387.6

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of June 30,	As of December 31,
(in millions)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$380.2	$483.8
Investments	36.6	62.3
Accounts receivable, net	307.3	268.9
Income tax receivable, net	12.5	8.9
Other current assets	81.5	63.7
Total current assets	818.1	887.6

Goodwill	1,578.9	1,207.0
Intangible assets, net	593.2	328.2
Property, equipment, and capitalized software, net	182.7	171.8
Operating lease assets	139.7	149.2
Investments in unconsolidated entities	96.6	63.3
Deferred tax asset, net	12.3	12.8
Other assets	44.4	42.8
Total assets	$3,465.9	$2,862.7

Liabilities and equity
Current liabilities:
Deferred revenue	$457.4	$377.4
Accrued compensation	149.8	273.7
Accounts payable and accrued liabilities	80.1	76.5
Operating lease liabilities	36.7	36.4
Current portion of long-term debt	29.4	—
Contingent consideration liability	45.5	17.3
Other current liabilities	2.4	2.2
Total current liabilities	801.3	783.5

Operating lease liabilities	119.3	135.7
Accrued compensation	18.8	16.3
Deferred tax liability, net	86.7	101.7
Long-term debt	1,147.0	359.4
Other long-term liabilities	52.0	50.2
Total liabilities	2,225.1	1,446.8
Total equity	1,240.8	1,415.9
Total liabilities and equity	$3,465.9	$2,862.7

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended June 30,				Six months ended June 30,
(in millions)	2022	2021	Change	Organic (1)	2022	2021	Change	Organic (1)
Revenue by type
License-based (2)	$327.5	$277.2	18.1%	20.3%	$639.4	$543.3	17.7%	19.6%
Asset-based (3)	67.6	64.8	4.3%	7.5%	136.1	126.2	7.8%	11.1%
Transaction-based (4)	75.3	73.4	2.6%	6.0%	151.9	138.7	9.5%	11.9%

Key product area revenue
PitchBook	$100.2	$68.3	46.7%	46.7%	$192.2	$129.9	48.0%	48.0%
DBRS Morningstar (5)	65.2	65.4	(0.3)%	3.1%	134.4	124.7	7.8%	10.1%
Morningstar Data	64.3	60.3	6.6%	11.7%	127.6	119.1	7.1%	10.7%
Morningstar Direct	45.8	43.2	6.0%	10.2%	91.4	85.3	7.2%	10.2%
Investment Management	30.0	31.0	(3.2)%	4.4%	60.8	60.4	0.7%	8.6%
Workplace Solutions	26.2	25.5	2.7%	2.7%	52.8	50.7	4.1%	4.1%
Morningstar Sustainalytics	25.9	19.0	36.3%	47.4%	50.6	36.4	39.0%	47.5%
Morningstar Advisor Workstation	23.6	22.9	3.1%	3.4%	46.8	45.7	2.4%	2.7%

	As of June 30,
Assets under management and advisement (approximate) ($bil)	2022		2021	Change
Workplace Solutions
Managed Accounts	$116.2		$105.1	10.6%
Fiduciary Services	49.8		58.1	(14.3)%
Custom Models/CIT	36.5		38.8	(5.9)%
Workplace Solutions (total)	$202.5		$202.0	0.2%
Investment Management
Morningstar Managed Portfolios	$33.0	(6)	$30.2	9.3%
Institutional Asset Management	9.9		12.0	(17.5)%
Asset Allocation Services	7.4		7.1	4.2%
Investment Management (total)	$50.3		$49.3	2.0%

Asset value linked to Morningstar Indexes ($bil)	$133.9		$136.2	(1.7)%

	Three months ended June 30,			Six months ended June 30,
	2022	2021	Change	2022	2021	Change
Average assets under management and advisement ($bil)	$258.9	$247.4	4.6%	$261.0	$240.6	8.5%

(1) Organic revenue excludes acquisitions, divestitures, the impacts of the adoption of new accounting standards or revisions to accounting practices, and the effect of foreign currency translations.

(2) License-based revenue includes PitchBook, Morningstar Data, Morningstar Direct, Morningstar Sustainalytics, Morningstar Advisor Workstation, and other similar products.

(3) Asset-based revenue includes Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes DBRS Morningstar, Internet advertising, and Morningstar-sponsored conferences.

(5)  For the three and six months ended June 30, 2022, DBRS Morningstar recurring revenue derived primarily from surveillance, research, and other transaction-related services was 38.4% and 37.2%, respectively. For the three and six months ended June 30, 2021, recurring revenue was 36.2% and 36.5%, respectively.

(6) Morningstar Managed Portfolios assets under management as of June 30, 2022 includes assets under management acquired with the close of the Praemium UK and international business acquisition. As we completed the acquisition on June 30, 2022, there is no corresponding revenue in the second quarter of 2022.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

•	consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards or revision to accounting practices (accounting changes), and the effect of foreign currency translations (organic revenue),

•	consolidated operating income, excluding intangible amortization expense and all mergers and acquisitions (M&A)-related expenses (including M&A-related earn-outs) (adjusted operating income),

•	consolidated operating margin, excluding intangible amortization expense and all M&A-related expenses (including M&A-related earn-outs) (adjusted operating margin),

•	consolidated diluted net income per share, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), and certain non-operating gains/losses (adjusted diluted net income per share), and

•	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior-year period for which there is no comparable revenue in the current period.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended June 30,			Six months ended June 30,
(in millions)	2022	2021	Change	2022	2021	change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$470.4	$415.4	13.2%	$927.4	$808.2	14.7%
Less: acquisitions	(3.8)	—	NMF	(4.3)	—	NMF
Less: accounting changes	—	(1.7)	NMF	—	(3.5)	NMF
Effect of foreign currency translations	12.3	—	NMF	17.4	—	NMF
Organic revenue	$478.9	$413.7	15.8%	$940.5	$804.7	16.9%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$53.9	$47.2	14.2%	$110.3	$114.4	(3.6)%
Add: intangible amortization expense	15.6	15.7	(0.6)%	29.7	31.3	(5.1)%
Add: M&A-related expenses	3.9	3.4	14.7%	8.8	7.2	22.2%
Add: M&A-related earn-outs (1)	—	30.1	NMF	7.1	35.8	(80.2)%
Adjusted operating income	$73.4	$96.4	(23.9)%	$155.9	$188.7	(17.4)%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	11.5%	11.4%	0.1 pp	11.9%	14.2%	(2.3) pp
Add: intangible amortization expense	3.3%	3.8%	(0.5) pp	3.2%	3.9%	(0.7) pp
Add: M&A-related expenses	0.8%	0.8%	0.0 pp	0.9%	0.9%	0.0 pp
Add: M&A-related earn-outs (1)	—%	7.2%	NMF	0.8%	4.4%	(3.6) pp
Adjusted operating margin	15.6%	23.2%	(7.6) pp	16.8%	23.4%	(6.6) pp

	Three months ended June 30,			Six months ended June 30,
(in millions)	2022	2021	Change	2022	2021	change
Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$0.70	$0.76	(7.9)%	$1.77	$2.03	(12.8)%
Add: intangible amortization expense	0.27	0.27	—%	0.51	0.53	(3.8)%
Add: M&A-related expenses	0.07	0.06	16.7%	0.15	0.12	25.0%
Add: M&A-related earn-outs (1)	—	0.67	NMF	0.16	0.80	(80.0)%
Less: non-operating (gains) losses (2)	0.13	—	NMF	(0.04)	—	NMF
Adjusted diluted net income per share	$1.17	$1.76	(33.5)%	$2.55	$3.48	(26.7)%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$68.7	$127.2	(46.0)%	$92.2	$191.4	(51.8)%
Capital expenditures	(31.7)	(18.7)	69.5%	(59.7)	(41.4)	44.2%
Free cash flow	$37.0	$108.5	(65.9)%	$32.5	$150.0	(78.3)%

NMF - Not meaningful, pp - percentage points

(1) Reflects the impact of M&A-related earn-outs included in current period operating expense (compensation expense), primarily due to the earn-out for Morningstar Sustainalytics.

(2) Non-operating (gains) losses in the three and six months ended June 30, 2022, related to unrealized gains and losses on investments.